                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                               NetVantage, Inc.
               ------------------------------------------------
                               (Name of Issuer)


                Class A Common Stock, par value $.001 per share
              --------------------------------------------------
                        (Title of Class of Securities)


                                   64120U104
                              -------------------
                                (CUSIP Number)


                             Andrew S. Paul, Esq.
                       c/o Tudor Investment Corporation
                        One Liberty Plaza (51st Floor)
                           New York, New York  10006
                                (212) 602-6700
             ----------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               November 4, 1996
         ------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_].

---------------------
CUSIP NO. 64120U104
---------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Investment Corporation
     TIN: 22-2514825
------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [_]
                                              (b)  [X]
------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                     [_]
------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF       0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        167,100
    EACH       -----------------------------------
 REPORTING     9  SOLE DISPOSITIVE POWER
   PERSON         0
    WITH       -----------------------------------
               10 SHARED DISPOSITIVE POWER
                  167,100
------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                  167,100
------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                     [_]
------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    3.5%
------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
------------------------------------------------------------

---------------------
CUSIP NO. 64120U104
---------------------
------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Paul Tudor Jones, II
     TIN:
------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                               (a) [_]
                                               (b) [X]
------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                   [_]
------------------------------------------------------------
 6.       CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF       0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        179,500
    EACH       -----------------------------------
 REPORTING     9  SOLE DISPOSITIVE POWER
   PERSON         0
    WITH       -----------------------------------
               10 SHARED DISPOSITIVE POWER
                  179,500
------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    179,500
------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [_]
------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    3.8%
------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
------------------------------------------------------------

---------------------
CUSIP NO. 64120U104
---------------------
------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Raptor Global Fund Ltd.
     TIN:  n/a
------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [_]
                                              (b)  [X]
------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                   [_]
----------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
----------------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF       0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        60,100
    EACH       -----------------------------------
 REPORTING     9 SOLE DISPOSITIVE POWER
  PERSON            0
    WITH       -----------------------------------
               10   SHARED DISPOSITIVE POWER
                    60,100
----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    60,100
------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [_]
------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    1.3%
------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
------------------------------------------------------------

---------------------
CUSIP NO. 64120U104
---------------------
------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Raptor Global Fund L.P.
     TIN: 13-3735415
------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [_]
                                              (b)  [X]
------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                   [_]
------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF    0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        27,100
    EACH       -----------------------------------
 REPORTING     9  SOLE DISPOSITIVE POWER
   PERSON         0
    WITH       -----------------------------------
               10 SHARED DISPOSITIVE POWER
                  27,100
------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                  27,100
------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [_]
------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.6%
------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
------------------------------------------------------------

---------------------
CUSIP NO. 64120U104
---------------------
------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Arbitrage Partners L.P.
     TIN:  13-3496979
------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [_]
                                              (b)  [X]
------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                   [_]
----------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
----------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF       0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        12,400
    EACH       -----------------------------------
 REPORTING     9  SOLE DISPOSITIVE POWER
   PERSON         0
    WITH       -----------------------------------
               10 SHARED DISPOSITIVE POWER
                  12,400
------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                  12,400
------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [_]
------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.3%
------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
------------------------------------------------------------

---------------------
CUSIP NO. 64120U104
---------------------
------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor Global Trading LLC
     TIN:  13-3862744
------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [_]
                                              (b)  [X]
------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                   [_]
----------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
----------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF       0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        12,400
    EACH        -----------------------------------
 REPORTING     9  SOLE DISPOSITIVE POWER
   PERSON         0
    WITH       -----------------------------------
               10 SHARED DISPOSITIVE POWER
                  12,400
------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                  12,400
------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [_]
------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.3%
------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     OO
------------------------------------------------------------

---------------------
CUSIP NO. 64120U104
---------------------
------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Tudor BVI Futures, Ltd.
     TIN: n/a
------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [_]
                                              (b)  [X]
------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                   [_]
------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
------------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF       0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        67,600
    EACH       -----------------------------------
 REPORTING     9  SOLE DISPOSITIVE POWER
   PERSON         0
    WITH       -----------------------------------
               10 SHARED DISPOSITIVE POWER
                  67,600
------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                  67,600
------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [_]
------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.4%
------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO

------------------------------------------------------------
CUSIP NO. 64120U104
---------------------
------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Upper Mill Capital Appreciation Fund Ltd.
     TIN: n/a
------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [_]
                                              (b)  [X]
------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                   [_]
------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
------------------------------------------------------------
               7  SOLE VOTING POWER
  NUMBER OF       0
    SHARES     -----------------------------------
BENEFICIALLY   8  SHARED VOTING POWER
  OWNED BY        12,300
    EACH       -----------------------------------
  REPORTING     9 SOLE DISPOSITIVE POWER
   PERSON         0
    WITH       -----------------------------------
               10 SHARED DISPOSITIVE POWER
                  12,300
------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                  12,300
------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                   [_]
------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.3%
------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
------------------------------------------------------------

          This Amendment No. 1, dated November 8, 1996, amends the Schedule 13D filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), Tudor Global Trading LLC, a Delaware limited liability company ("TGT"), The Raptor Global Fund Ltd., a company organized under the laws of the Cayman Islands ("Raptor Ltd."), The Raptor Global Fund L.P., a Delaware limited partnership ("Raptor L.P."), Tudor Arbitrage Partners L.P., a Delaware limited partnership ("TAP"), Tudor BVI Futures, Ltd., a company organized under the laws of the British Virgin Islands ("Tudor BVI"), and The Upper Mill Capital Appreciation Fund Ltd., a company organized under the laws of the Cayman Islands ("Upper Mill", and collectively with TIC, Mr. Jones, TGT, Raptor Ltd., Raptor L.P., TAP, and Tudor BVI, the "Reporting Persons") and relates to the Class A Common Stock, par value $.001 per share (the "Common Stock"), of NetVantage, Inc., a Delaware corporation (the "Company")* The summaries of information on schedules attached hereto are qualified in their entirety by reference to such schedules, which are incorporated by reference herein.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

          No change except the following:

          Attached hereto as Schedule I is a list of the transactions by each of the Reporting Persons in Common Stock since October 11, 1996.

          Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Tudor BVI, and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TGT, as the sole general partner of TAP, may be deemed to beneficially own the shares of Common Stock owned by TAP. In addition, because Mr. Jones owns a majority of the capital stock and voting securities of TIC, and indirectly owns a majority of the equity interests of TGT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TGT.

----------------------
* For purposes of this Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

          Based on information provided by the Company that there were 4,735,785 shares of Common Stock issued and outstanding as of November 7, 1996, each Reporting Person beneficially owns (or, with respect to TIC, Mr. Jones, and TGT, may be deemed to beneficially own) the number and percentage of outstanding shares of Common Stock listed in the responses to Items 11 and 13, respectively, of the cover page filed herewith for such Reporting Person. In addition, the number of shares of Common Stock beneficially owned (or, with respect to TIC, Mr. Jones, and TGT, which may be deemed beneficially owned) by each Reporting Person with respect to which such Reporting Person (i) has sole voting power,
(ii) shares voting power, (iii) has sole dispositive power and (iv) shares dispositive power are listed in the responses to Items 7, 8, 9, and 10, respectively, of the cover page filed herewith for such Reporting Person. The voting and dispositive power is reported as shared because each of the Reporting Persons (other than TIC, Mr. Jones, and TGT) has the power to remove TIC or TGT as its investment advisor or general partner, as the case may be. Each of Raptor Ltd., Raptor L.P., TAP, Tudor BVI, and Upper Mill expressly disclaims beneficial ownership of the shares of Common Stock beneficially owned by any other Reporting Person and each of TIC, Mr. Jones, and TGT disclaims beneficial ownership of the Common Stock beneficially owned by Raptor Ltd., Raptor L.P., TAP, Tudor BVI, and Upper Mill.

        Following the sales reported on Schedule I, none of the Reporting Persons remained the beneficial owner, pursuant to Rule 13(d)(l)(i), of more than 5% of the Common Stock of the Company.

                              SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D is true, complete, and correct.

Dated:  November 8, 1996


                                      TUDOR INVESTMENT CORPORATION


                                      By: /s/ Andrew S. Paul
                                          -------------------------
                                      Name:  Andrew S. Paul
                                      Title: Vice President &
                                             General Counsel



                                      /s/ Paul Tudor Jones, II
                                      -----------------------------
                                      Paul Tudor Jones, II


                                      THE RAPTOR GLOBAL FUND LTD.

                                      By: TUDOR INVESTMENT CORPORATION,
                                            Trading Advisor


                                          By: /s/ Andrew S. Paul
                                              -------------------------
                                          Name:  Andrew S. Paul
                                          Title: Vice President &
                                                 General Counsel


                                      THE RAPTOR GLOBAL FUND L.P.

                                      By: TUDOR INVESTMENT CORPORATION,
                                            General Partner



                                          By: /s/ Andrew S. Paul
                                              -------------------------
                                          Name:  Andrew S. Paul
                                          Title: Vice President &
                                                 General Counsel

                                        TUDOR ARBITRAGE PARTNERS L.P.

                                        By: TUDOR GLOBAL TRADING LLC,
                                              General Partner



                                            By: /s/ Andrew S. Paul
                                                -------------------------
                                            Name:  Andrew S. Paul
                                            Title: Vice President &
                                                   General Counsel


                                        By: TUDOR GLOBAL TRADING LLC



                                            By: /s/ Andrew S. Paul
                                                -------------------------
                                            Name:  Andrew S. Paul
                                            Title: Vice President &
                                                   General Counsel


                                        TUDOR BVI FUTURES, LTD.

                                        By: TUDOR INVESTMENT CORPORATION,
                                              Trading Advisor



                                            By: /s/ Andrew S. Paul
                                                -------------------------
                                            Name:  Andrew S. Paul
                                            Title: Vice President &
                                                   General Counsel


                                        THE UPPER MILL CAPITAL APPRECIATION
                                         FUND LTD.

                                        By: TUDOR INVESTMENT CORPORATION,
                                              Sub-Trading Advisor



                                            By: /s/ Andrew S. Paul
                                                -------------------------
                                            Name:  Andrew S. Paul
                                            Title: Vice President &
                                                   General Counsel

                                                                      Schedule I


                                 TRANSACTIONS

        All shares of Common Stock were purchased or sold in open market transactions for cash.

Tudor BVI

Date           Transaction            # Shares      $/Share
----           -----------            --------      -------
11/4/96        Sale                      3,000      15.2243
11/4/96        Sale                     15,300      14.9375
11/5/96        Sale                      3,500      14.875

Total Common Stock beneficially owned as of The date this Schedule 13D: 67,600

Raptor L.P.
-----------

Date          Transaction             # Shares      $/Share
----          ------------            --------      -------
11/4/96        Sale                      1,200      15.2243
11/4/96        Sale                      6,000      14.9375
11/5/96        Sale                      1,600      14.875

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  27,100


TAP
---

Date           Transaction            # Shares      $/Share
----           -----------            --------      -------
11/4/96        Sale                        900      15.2243
11/4/96        Sale                      3,300      14.9375
11/5/96        Sale                        800      14.875

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  12,400


Raptor Ltd.
-------------

Date           Transaction            # Shares      $/Share
----           -----------            --------      -------
11/4/96        Sale                      2,800      15.2243
11/4/96        Sale                      14,000     14.9375
11/5/96        Sale                      3,300      14.875

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  60,100

Upper Mill
-------------

Date           Transaction            # Shares      $/Share
----           -----------            --------      -------
11/4/96        Sale                        600      15.2243
11/4/96        Sale                      3,400      14.9375
11/5/96        Sale                        800      14.875

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  12,300